Exhibit 99.1

Media Release

Mitel Appoints Martha Bejar to Board of Directors

OTTAWA, March 13, 2017 – Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in business communications, is pleased to announce the appointment of Martha Bejar to the company’s Board of Directors. Ms. Bejar brings to Mitel broad corporate board experience in the information, communication, technology (ICT) sector, including most recently serving on the Board of Polycom, Inc.

In addition, Ms. Bejar brings a wealth of senior executive management experience driving and supporting innovation. She is co-founder and currently serves as CEO of Red Bison Advisory Group, LLC. Ms. Bejar has also held senior leadership positions with some of the world’s leading global technology companies including: CEO and Director of Flow Mobile; Chairperson/CEO of Wipro Infocrossing Cloud Computing Services (A Wipro Company); Corporate Vice President for Communications at Microsoft with responsibility for service and content providers; and a series of executive positions at Nortel Networks including President of the Caribbean and Latin America (CALA) region.

“With digital transformation rapidly reshaping business models and driving competition globally, the unified communications and collaboration (UCC) market is at a critical inflection point which will shape the direction of innovation and of Mitel for years to come,” said Mitel Chairman Terry Matthews. “Martha brings to our Board first-hand experience and a proven track record in managing innovation transitions and extensive global reach and partnerships in current and potential Mitel markets around the world.”

Commenting on the appointment, Ms. Bejar said, “I’m pleased and honored to be a member of the Mitel board and admire the bold culture of the company, the management team, and the Board of Directors. There are endless opportunities for Mitel in this world of increased digital transformation and globalization. I am excited to be part of Mitel’s technology and solutions that are radically improving the performance and reach of its customers and partners.”

Ms. Bejar is the recipient of numerous industry awards including: top fifty Hispanic women in the United States by Hispanic Inc. Business Magazine; the Hispanic Business Media’s award for the 2008 Woman of the Year; and the Visionary Award from LISTA (Latinos in Information Sciences and Technology Association).

Media Release

Ms. Bejar received an Advanced Management Program degree from Harvard University Business School. She graduated Cum Laude with a Bachelor of Science degree in Industrial Engineering from the University of Miami and also graduated Cum Laude with an MBA from Nova Southeastern University.

About Mitel

A global market leader in enterprise communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

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Contact Information:

Media – Americas Camille Beasley 469-212-0433 camille.beasley@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com	Industry Analysts Denise Hogberg 469-212-0434 denise.hogberg@mitel.com